Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2018 FIRST QUARTER RESULTS AND ADJUSTS 2018 GUIDANCE
-- 2018 First Quarter Diluted EPS of $1.91; Adjusted Diluted EPS of $2.17 --

ST. LOUIS, MISSOURI (April 24, 2018) -- Centene Corporation (NYSE: CNC) announced today its financial results for the first quarter ended March 31, 2018, reporting diluted earnings per share (EPS) of $1.91, and Adjusted Diluted EPS of $2.17.

In summary, the 2018 first quarter results were as follows:

Total revenues (in millions)	$13,194
Health benefits ratio	84.3%
SG&A expense ratio	10.5%
GAAP diluted EPS	$1.91
Adjusted Diluted EPS (1)	$2.17
Total cash flow provided by operations (in millions)	$1,846

(1) A full reconciliation of Adjusted Diluted EPS is shown on page six of this release.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "Our strong first quarter results set the stage for Centene to maintain positive operating and financial momentum throughout 2018."

First Quarter Highlights

•	March 31, 2018 managed care membership of 12.8 million, an increase of 684,000 members, or 6% over March 31, 2017.

•	Total revenues for the first quarter of 2018 of $13.2 billion, representing 13% growth, compared to the first quarter of 2017.

•	Health benefits ratio (HBR) of 84.3% for the first quarter of 2018, compared to 87.6% in the first quarter of 2017.

•	Selling, general and administrative (SG&A) expense ratio of 10.5% for the first quarter of 2018, compared to 9.8% for the first quarter of 2017.

•	Adjusted SG&A expense ratio of 10.3% for the first quarter of 2018, compared to 9.3% for the first quarter of 2017.

•	Operating cash flow of $1.8 billion for the first quarter of 2018, representing 5.5x net earnings.

•	Diluted EPS for the first quarter of 2018 of $1.91, compared to $0.79 for the first quarter of 2017.

•
Adjusted Diluted EPS for the first quarter of 2018 of $2.17, compared to $1.12 for the first quarter of 2017. Adjusted Diluted EPS for the first quarter of 2018 was higher than our previous expectations by approximately $0.12 per diluted share due to the delay in the financing for the acquisition of New York State Catholic Health Plan, Inc. d/b/a Fidelis Care New York (Fidelis Care) (Proposed Fidelis Acquisition).

Other Events

•
In April 2018, we received regulatory approvals from the New York Department of Health and the New York Department of Financial Services for the Proposed Fidelis Acquisition. The Proposed Fidelis Acquisition remains subject to regulatory approval from the New York Attorney General and certain closing conditions.

•
In April 2018, we completed the acquisition of MHM Services, Inc. (MHM), a national provider of healthcare and staffing services to correctional systems and other government agencies. Under the terms of the agreement, Centene also acquired the remaining 49% ownership of Centurion, the correctional healthcare services joint venture between Centene and MHM.

•	In March 2018, we acquired an additional 61% ownership in Interpreta Holdings, Inc. (Interpreta), a clinical and genomics data analytics business, bringing our total ownership to 80%.

•
In March 2018, we completed the acquisition of Community Medical Holdings Corp., d/b/a Community Medical Group (CMG), an at-risk primary care provider serving approximately 70,000 Medicaid, Medicare Advantage, and Health Insurance Marketplace patients in Miami-Dade County, Florida.

•
In March 2018, we made a 25% equity method investment in RxAdvance, a full-service pharmacy benefit manager (PBM), and expect to use its platform to improve health outcomes and reduce avoidable drug-impacted medical and administrative costs. This partnership includes both a customer relationship and a strategic investment in RxAdvance. As part of the initial transaction, Centene has certain rights to expand its equity investment in the future.

•
In March 2018, our Arizona subsidiary, Health Net Access, was selected to provide physical and behavioral health care services through the Arizona Health Care Cost Containment System Complete Care program in the Central region and the Southern region. Pending regulatory approval and successful completion of readiness review, the three-year agreement, with the possibility of two two-year extensions, is expected to commence on October 1, 2018.

Membership

The following table sets forth our membership by line of business:

	March 31,
	2018	2017
Medicaid:
TANF, CHIP & Foster Care	5,776,600	5,714,100
ABD & LTSS	866,000	825,600
Behavioral Health	454,500	466,900
Total Medicaid	7,097,100	7,006,600
Commercial	2,161,200	1,864,700
Medicare & MMP (1)	343,400	328,100
Correctional	157,300	141,900
Total at-risk membership	9,759,000	9,341,300
TRICARE eligibles	2,851,500	2,804,100
Non-risk membership	218,900	—
Total	12,829,400	12,145,400

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	March 31,
	2018	2017
Dual-eligible (2)	438,200	458,700
Health Insurance Marketplace	1,603,800	1,188,700
Medicaid Expansion	1,057,400	1,091,300

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Statement of Operations: Three Months Ended March 31, 2018

•
For the first quarter of 2018, total revenues increased 13% to $13.2 billion, from $11.7 billion in the comparable period in 2017. The increase over prior year was due to growth in the Health Insurance Marketplace business in 2018, expansions and new programs in many of our states in 2017 and 2018, and the reinstatement of the health insurer fee in 2018. These increases were partially offset by lower revenues in California, which is a result of the removal of the in-home support services (IHSS) program from its Medicaid contract.

•
Sequentially, total revenues increased 3% over the fourth quarter of 2017 mainly due to growth in the Health Insurance Marketplace business and the reinstatement of the health insurer fee. These increases were partially offset by approximately $700 million of revenue received in the fourth quarter of 2017 associated with pass through payments from the State of California, which were recorded in premium tax revenue and premium tax expense.

•
HBR of 84.3% for the first quarter of 2018 represents a decrease from 87.6% in the comparable period in 2017. The year-over-year decrease was primarily a result of membership growth in the Health Insurance Marketplace business, lower medical costs in our Medicaid business, and the reinstatement of the health insurer fee in 2018. These decreases were partially offset by new or expanded health plans, which initially operate at a higher HBR, and increased flu-related costs.

•
HBR decreased sequentially from 87.3% in the fourth quarter of 2017. The decrease was primarily attributable to performance and seasonality in the Health Insurance Marketplace business and the reinstatement of the health insurer fee in 2018. These HBR improvements were partially offset by the increase in flu-related costs over the fourth quarter of 2017.

•
The SG&A expense ratio was 10.5% for the first quarter of 2018, compared to 9.8% for the first quarter of 2017. The year-over-year increase was primarily a result of growth in the Health Insurance Marketplace business, as well as increased acquisition related expenses over the first quarter of 2017. These increases were partially offset by the impact of Penn Treaty assessment expense recognized in the first quarter of 2017.

•
Sequentially, the SG&A expense ratio decreased from 10.9% in the fourth quarter of 2017, primarily due to increased selling costs associated with open enrollment in the fourth quarter of 2017 and the $40 million contribution to our charitable foundation in the fourth quarter of 2017. These decreases were partially offset by increased acquisition related expenses over the fourth quarter of 2017 and increased variable compensation expenses related to earnings performance in the first quarter of 2018.

•
The Adjusted SG&A expense ratio was 10.3% for the first quarter of 2018, compared to 9.3% for the first quarter of 2017. The year-over-year increase is primarily a result of growth in the Health Insurance Marketplace business, which operates at a higher SG&A expense ratio.

•
Sequentially, the Adjusted SG&A expense ratio decreased from 10.5% in the fourth quarter of 2017, primarily due to increased selling costs associated with open enrollment in the fourth quarter of 2017, partially offset by increased variable compensation expenses related to earnings performance in the first quarter of 2018.

Balance Sheet and Cash Flow

At March 31, 2018, the Company had cash, investments and restricted deposits of $11.9 billion, including $452 million held by unregulated entities. Medical claims liabilities totaled $4.8 billion. The Company's days in claims payable was 43, which is an increase of two days over the fourth quarter of 2017 due to growth in the Health Insurance Marketplace business, growth in new markets, and the timing of claims payments. Total debt was $5.2 billion, which includes $675 million of borrowings on the $1.5 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 40.3% at March 31, 2018, excluding the $60 million non-recourse mortgage note.

Cash flow provided by operations for the three months ended March 31, 2018 was $1.8 billion due to net earnings, an increase in medical claims liabilities, primarily resulting from growth in the Health Insurance Marketplace business, and an increase in other long-term liabilities, driven by the recognition of risk adjustment payable for Health Insurance Marketplace in 2018. Cash provided by operations was also driven by increases in unearned revenue, due to the receipt of several April capitation payments received in March.

Outlook

The Company's annual guidance for 2018 has been updated for the following items:

•	An increase to GAAP diluted EPS and Adjusted Diluted EPS of $0.05 associated with the performance of the business in the first quarter of 2018;

•
A change in the timing of the anticipated closing of the Proposed Fidelis Acquisition from April 1, 2018 to July 1, 2018, as well as a change in the assumed timing of the equity and debt financing from March 1, 2018 to May 1, 2018. The ultimate timing of the financings will depend on market conditions;

•
The impact of undertakings that Centene is expected to enter into as part of the regulatory approval process for the Proposed Fidelis Acquisition with the New York State Department of Health. It is expected that one of the undertakings, among others, will include a $340 million contribution by Centene to the State of New York to be paid over a five-year period for initiatives consistent with our mission of providing high quality healthcare to vulnerable populations within New York State. Upon the closing of the Proposed Fidelis Acquisition, the present value of the $340 million contribution to the State of New York, estimated to be approximately $325 million, will be expensed in SG&A; and

•	The net effect of the acquisitions of CMG, MHM, and Interpreta and the investment in RxAdvance.

A rollforward of certain captions of the Company's current 2018 guidance from its previous guidance is as follows (Total Revenues in billions, per share data in dollars):

	Total Revenues	GAAP diluted EPS	Adjusted Diluted EPS
Previous Guidance Range	$60.6 - $61.4	$5.91 - $6.25	$6.95 - $7.35
Q1 Performance	—	0.05	0.05
Timing of Fidelis Care Financing & Acquisition	(2.7) - (2.9)	(0.21)	(0.25)
Undertakings for the Proposed Fidelis Acquisition	—	(1.26)	—
Recent Acquisitions and Investments	0.3 - 0.5	(0.13)	—
Revised Guidance Range	$58.2 - $59.0	$4.36 - $4.70	$6.75 - $7.15

The Company's full updated annual guidance for 2018 is as follows:

	Full Year 2018
	Low	High
Total revenues (in billions)	$58.2	$59.0
GAAP diluted EPS	$4.36	$4.70
Adjusted Diluted EPS (1)	$6.75	$7.15
HBR	85.9%	86.4%
SG&A expense ratio	10.2%	10.7%
Adjusted SG&A expense ratio (2)	9.4%	9.9%
Effective tax rate	34.0%	36.0%
Diluted shares outstanding (in millions)	196.5	197.5

(1)	Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.81 to $0.83 per diluted share and acquisition related expenses of $1.58 to $1.62 per diluted share.

(2)	Adjusted SG&A expense ratio excludes acquisition related expenses of $415 million to $420 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 24, 2018, at approximately 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2018. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 1778901 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 23, 2019, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, May 1, 2018, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10118311.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2018	2017
GAAP net earnings	$340	$139
Amortization of acquired intangible assets	39	40
Acquisition related expenses	21	5
Penn Treaty assessment expense (1)	—	47
Income tax effects of adjustments (2)	(14)	(34)
Adjusted net earnings	$386	$197

(1)	Additional expense for the Company's estimated share of guaranty association assessment resulting from the liquidation of Penn Treaty for the three months ended March 31, 2017.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended March 31,		Annual Guidance December 31, 2018
	2018	2017
GAAP diluted EPS	$1.91	$0.79	$4.36 - $4.70
Amortization of acquired intangible assets (1)	0.17	0.14	$0.81 - $0.83
Acquisition related expenses (2)	0.09	0.02	$1.58 - $1.62
Penn Treaty assessment expense (3)	—	0.17	—
Adjusted Diluted EPS	$2.17	$1.12	$6.75 - $7.15

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.05 and $0.09 for the three months ended March 31, 2018 and 2017, respectively, and an estimated $0.24 to $0.25 for the year ended December 31, 2018.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.03 and $0.01 for the three months ended March 31, 2018 and 2017, respectively, and an estimated $0.51 to $0.52 for the year ended December 31, 2018.

(3)	The Penn Treaty assessment expense per diluted share presented above is net of an income tax benefit of $0.09 for the three months ended March 31, 2017.

	Three Months Ended March 31,		Three Months Ended December 31,
	2018	2017	2017
GAAP SG&A expenses	$1,316	$1,091	$1,260
Acquisition related expenses	21	5	7
Penn Treaty assessment expense	—	47	—
Charitable contribution	—	—	40
Adjusted SG&A expenses	$1,295	$1,039	$1,213

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, commercial programs, home-based primary care services, life and health management, vision benefits management, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act ("PSLRA") of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission ("SEC"), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition (Health Net Acquisition) of Health Net, Inc. (Health Net) and the proposed acquisition of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York (Fidelis Care) (Proposed Fidelis Acquisition or Fidelis Care Transaction). These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as "anticipate", "seek", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "can", "would", "could" or "should" or other words of similar meaning or the negative thereof. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene's government businesses; Centene's ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene or Fidelis Care's contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to Centene or Fidelis Care's contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net Acquisition and the Proposed Fidelis Acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of any failure to obtain any regulatory, governmental or third party consents or approvals in connection with the Proposed Fidelis Acquisition (including any such approvals under the New York Non-For-Profit Corporation Law) or any conditions, terms, obligations or restrictions imposed in connection with the receipt of such consents or approvals; the exertion of management's time and Centene's resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Health Net Acquisition or the Proposed Fidelis Acquisition; disruption caused by significant completed and pending acquisitions, including the Health Net Acquisition and the Proposed Fidelis Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including among others, the Health Net Acquisition and the Proposed Fidelis Acquisition; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses and pending acquisitions, including Health Net and Fidelis Care, will not be integrated successfully; the risk that the conditions to the completion of the Proposed Fidelis Acquisition may not be satisfied or completed on a timely basis, or at all; failure to obtain or receive any required regulatory approvals, consents or clearances for the Proposed Fidelis Acquisition, and the risk that, even if so obtained or received, regulatory authorities impose conditions on the completion of the transaction that could require the exertion of management's time and Centene's resources, or otherwise have an adverse effect on Centene or the completion of the Proposed Fidelis Acquisition; business uncertainties and contractual restrictions while the Proposed Fidelis Acquisition is pending, which could adversely affect Centene's business and operations; change of control provisions or other provisions in certain agreements to which Fidelis Care is a party, which may be triggered by the completion of the Proposed Fidelis Acquisition; loss of management personnel and other key employees due to uncertainties associated with the Proposed Fidelis Acquisition; the risk that, following completion of the Proposed Fidelis Acquisition, the combined company may not be able to effectively manage its expanded operations; restrictions and limitations that may stem from the financing arrangements that the combined company will enter into in connection with the Proposed Fidelis Acquisition; Centene's ability to achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to Centene; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene's current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene's plans with respect to the Health Net Acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,668	$4,072
Premium and trade receivables	3,648	3,413
Short-term investments	507	531
Other current assets	1,153	687
Total current assets	10,976	8,703
Long-term investments	5,535	5,312
Restricted deposits	140	135
Property, software and equipment, net	1,250	1,104
Goodwill	5,295	4,749
Intangible assets, net	1,519	1,398
Other long-term assets	455	454
Total assets	$25,170	$21,855

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$4,771	$4,286
Accounts payable and accrued expenses	4,962	4,165
Return of premium payable	515	549
Unearned revenue	638	328
Current portion of long-term debt	4	4
Total current liabilities	10,890	9,332
Long-term debt	5,172	4,695
Other long-term liabilities	1,520	952
Total liabilities	17,582	14,979
Commitments and contingencies
Redeemable noncontrolling interests	8	12
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at March 31, 2018 and December 31, 2017	—	—
Common stock, $0.001 par value; authorized 400,000 shares; 180,643 issued and 176,795 outstanding at March 31, 2018, and 180,379 issued and 173,437 outstanding at December 31, 2017	—	—
Additional paid-in capital	4,592	4,349
Accumulated other comprehensive (loss)	(54)	(3)
Retained earnings	3,104	2,748
Treasury stock, at cost (3,848 and 6,942 shares, respectively)	(139)	(244)
Total Centene stockholders’ equity	7,503	6,850
Noncontrolling interest	77	14
Total stockholders’ equity	7,580	6,864
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$25,170	$21,855

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data in dollars)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Premium	$11,903	$10,638
Service	653	527
Premium and service revenues	12,556	11,165
Premium tax and health insurer fee	638	559
Total revenues	13,194	11,724
Expenses:
Medical costs	10,039	9,322
Cost of services	543	441
Selling, general and administrative expenses	1,316	1,091
Amortization of acquired intangible assets	39	40
Premium tax expense	546	590
Health insurer fee expense	171	—
Total operating expenses	12,654	11,484
Earnings from operations	540	240
Other income (expense):
Investment and other income	41	41
Interest expense	(68)	(62)
Earnings from operations, before income tax expense	513	219
Income tax expense	175	87
Net earnings	338	132
Loss attributable to noncontrolling interests	2	7
Net earnings attributable to Centene Corporation	$340	$139

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.95	$0.81
Diluted earnings per common share	$1.91	$0.79

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$338	$132
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	104	86
Stock compensation expense	33	32
Deferred income taxes	30	(51)
Changes in assets and liabilities
Premium and trade receivables	(176)	59
Other assets	51	89
Medical claims liabilities	485	358
Unearned revenue	317	320
Accounts payable and accrued expenses	157	(237)
Other long-term liabilities	477	459
Other operating activities, net	30	1
Net cash provided by operating activities	1,846	1,248
Cash flows from investing activities:
Capital expenditures	(218)	(83)
Purchases of investments	(765)	(582)
Sales and maturities of investments	445	343
Acquisitions, net of cash acquired	(226)	—
Other investing activities, net	—	(1)
Net cash used in investing activities	(764)	(323)
Cash flows from financing activities:
Proceeds from long-term debt	2,015	560
Payments of long-term debt	(1,491)	(560)
Common stock repurchases	(9)	(13)
Other financing activities, net	(2)	3
Net cash provided by (used in) financing activities	513	(10)
Net increase in cash, cash equivalents and restricted cash	1,595	915
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	4,089	3,936
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$5,684	$4,851
Supplemental disclosures of cash flow information:
Interest paid	$73	$72
Income taxes paid	$1	$2
Equity issued in connection with acquisitions	$324	$—

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q1	Q4	Q3	Q2	Q1
	2018	2017	2017	2017	2017
MANAGED CARE MEMBERSHIP BY STATE
Arizona	639,800	640,500	659,500	669,500	684,300
Arkansas	92,300	85,700	89,900	91,900	98,100
California	2,903,600	2,877,800	2,928,600	2,925,800	2,980,100
Florida	1,090,600	848,800	852,600	871,100	872,000
Georgia	581,500	483,600	476,400	540,400	568,300
Illinois	238,400	239,500	251,000	254,600	253,800
Indiana	317,400	304,500	322,900	340,000	335,800
Kansas	151,500	129,100	127,300	130,000	133,100
Louisiana	485,900	485,500	483,300	484,600	484,100
Massachusetts	8,900	43,000	48,300	54,100	44,200
Michigan	2,800	2,500	2,400	2,300	2,100
Minnesota	9,400	9,400	9,500	9,500	9,500
Mississippi	347,600	329,900	335,600	343,600	349,500
Missouri	329,900	269,400	272,100	278,300	106,100
Nebraska	81,500	79,700	79,200	78,800	79,200
Nevada	74,600	34,900	16,800	—	—
New Hampshire	82,900	74,800	76,400	77,100	77,800
New Mexico	7,200	7,100	7,100	7,100	7,100
Ohio	352,800	332,700	336,500	332,700	328,900
Oregon	199,300	205,200	209,700	213,600	211,900
Pennsylvania	22,400	—	—	—	—
South Carolina	119,300	117,800	118,600	121,000	121,900
Tennessee	22,000	22,200	22,100	22,200	21,900
Texas	1,260,100	1,233,500	1,236,700	1,226,800	1,243,900
Vermont	1,600	1,600	1,600	1,600	1,600
Washington	260,800	237,800	239,600	248,500	254,400
Wisconsin	74,900	70,200	70,200	70,800	71,700
Total at-risk membership	9,759,000	9,166,700	9,273,900	9,395,900	9,341,300
TRICARE eligibles	2,851,500	2,824,100	2,823,200	2,823,200	2,804,100
Non-risk membership	218,900	216,300	213,900	—	—
Total	12,829,400	12,207,100	12,311,000	12,219,100	12,145,400

Medicaid:
TANF, CHIP & Foster Care	5,776,600	5,807,300	5,809,400	5,854,400	5,714,100
ABD & LTSS	866,000	846,200	850,300	843,500	825,600
Behavioral Health	454,500	463,700	467,400	466,500	466,900
Total Medicaid	7,097,100	7,117,200	7,127,100	7,164,400	7,006,600
Commercial	2,161,200	1,558,300	1,657,800	1,743,600	1,864,700
Medicare & MMP (1)	343,400	333,700	331,000	327,500	328,100
Correctional	157,300	157,500	158,000	160,400	141,900
Total at-risk membership	9,759,000	9,166,700	9,273,900	9,395,900	9,341,300
TRICARE eligibles	2,851,500	2,824,100	2,823,200	2,823,200	2,804,100
Non-risk membership	218,900	216,300	213,900	—	—
Total	12,829,400	12,207,100	12,311,000	12,219,100	12,145,400

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

	Q1	Q4	Q3	Q2	Q1
	2018	2017	2017	2017	2017

NUMBER OF EMPLOYEES	34,800	33,700	32,400	31,500	30,900

DAYS IN CLAIMS PAYABLE (a)	43	41	42	40	41
(a) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$11,398	$9,740	$9,633	$9,673	$10,034
Unregulated	452	310	308	291	306
Total	$11,850	$10,050	$9,941	$9,964	$10,340

DEBT TO CAPITALIZATION	40.6%	40.6%	41.5%	42.5%	43.3%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	40.3%	40.3%	41.2%	42.1%	43.0%
(b) The non-recourse debt represents the Company's mortgage note payable ($60 million at March 31, 2018).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended March 31,
	2018	2017
HBR	84.3%	87.6%
SG&A expense ratio	10.5%	9.8%
Adjusted SG&A expense ratio	10.3%	9.3%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2017	$4,290
Reinsurance recoverable	8
Balance, March 31, 2017, net	4,282
Incurred related to:
Current period	38,956
Prior period	(388)
Total incurred	38,568
Paid related to:
Current period	34,446
Prior period	3,646
Total paid	38,092
Balance, March 31, 2018, net	4,758
Plus: Reinsurance recoverable	13
Balance, March 31, 2018	$4,771

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $6 million was recorded as a reduction to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2017, and prior.